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                           VOTING AGREEMENT


     This Voting Agreement dated as of March 20, 1997 is entered into between RELIANCE FINANCIAL, INC. ("Reliance"), and the undersigned shareholder ("Shareholder") of ALLEGIANT BANCORP, INC. ("Allegiant").

     WHEREAS, Reliance and Allegiant have proposed to enter into an Agreement and Plan of Merger (the "Agreement"), dated as of the date hereof, which contemplates the acquisition by Allegiant of 100% of the common stock of Reliance by means of a merger of Reliance with and into Allegiant (the "Merger"); and

     WHEREAS, Reliance is willing to execute the Agreement, only if Shareholder enters into this Voting Agreement; and

     WHEREAS, the Shareholder believes that the Merger is in his best interest and the best interest of Allegiant.

     NOW, THEREFORE, in consideration of the premises, Shareholder hereby agrees as follows:

           1.   Voting Agreement.  Shareholder shall vote, or cause
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to be voted, all of the shares of common stock, $0.01 par value, of
Allegiant ("Allegiant Common Stock") he now or hereafter owns and over which he now has, or prior to the record date for voting at the Meeting (as hereinafter defined) acquires, voting control in favor of approving the Agreement and the transactions contemplated thereby at the meeting of shareholders of Allegiant to be called for such purpose (the "Meeting").

           2.   Transfers Subject to Agreement.  Shareholder shall
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not transfer his shares of Allegiant Common Stock unless the transferee, prior to such transfer, executes a voting agreement with respect to the transferred shares substantially to the effect of this Voting Agreement and reasonably satisfactory to Reliance.

           3.   No Ownership Interest.  Nothing contained in this
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Voting Agreement shall be deemed to vest in Reliance any direct or indirect ownership or incidence of ownership of or with respect to any shares of Allegiant Common Stock. All rights, ownership and economic benefits of and relating to the shares of Allegiant Common Stock shall remain and belong to Shareholder and Reliance shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Allegiant or exercise any power or authority to direct Shareholder in the voting of any of his shares of Allegiant Common Stock, except as otherwise expressly provided herein, or the performance of his duties or responsibilities as a director of Allegiant.

           4.   Amendment and Modification.  This Voting Agreement
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may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Shareholder and Reliance.

           5.   Entire Agreement.  This Voting Agreement evidences
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the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Agreement. This Voting Agreement supersedes any agreements between Allegiant and the Shareholder concerning the Agreement.


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           6.   Severability.  The parties agree that if any
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provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

           7.   Specific Performance.  The parties hereto agree that
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if for any reason the Shareholder shall have failed to perform his obligations under this Voting Agreement, then Reliance shall be entitled to specific performance and injunctive and other equitable relief, and the Shareholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that Reliance may have against the Shareholder for any failure to perform his obligations under this Voting Agreement.

           8.   Counterparts.  This Voting Agreement may be executed
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in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           9.   Governing Law.  The validity, construction,
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enforcement and effect of this Voting Agreement shall be governed by the internal laws of the State of Missouri, without regard to its conflicts of law principles.

           10.  Headings.  The headings for the paragraphs of this
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Voting Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Voting Agreement.

           11.  Termination.  This Voting Agreement shall terminate
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upon the consummation of the Merger, termination of the Agreement or abandonment of the Merger by the mutual agreement of Reliance and Allegiant, whichever comes first.

           12.  Successors.  This Voting Agreement shall be binding
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upon and inure to the benefit of Reliance and its successors, and
Shareholder, the Shareholder's executors, personal representatives, administrators, heirs, legatees, guardians or other legal representatives. This Voting Agreement shall survive the death or incapacity of Shareholder. This Voting Agreement may be assigned by Reliance only to an affiliate of Reliance.

                         RELIANCE FINANCIAL, INC.



                         By: _________________________________________
                             John E. Bowman
                             President and Chief Executive Officer


                         SHAREHOLDER



                         _____________________________________________
                         Name (printed):______________________________


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